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Winland Electronics, Inc.
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FROM:	CONTACT:
Winland Electronics, Inc. 1950 Excel Drive Mankato, Minnesota 56001	Lorin E. Krueger, Chief Executive Officer (507) 625-7231 -or- Dennis McGrath. McGrath-Buckley Communications (651) 646-4115, dennis@mcgrath-buckley.com

FOR IMMEDIATE RELEASE

WINLAND ELECTRONICS FILES LETTER TO SHAREHOLDERS,
NOTIFIES SEC OF INACCURACIES IN DYNA TECH PROXY

MANKATO, Minn./July 16, 2001/PR Newswire/Winland Electronics, Inc. (AMEX: WEX) announced today that it sent today a letter to all shareholders who owned shares of Winland Common Stock on June 25, 2001, urging them to vote against a proposal by Dyna Technology, Inc. to remove all current members of the Winland board of directors and replace them with a new slate of directors hand picked by Dyna Technology. Dyna Technology has demanded a special meeting of shareholders and, in response to this demand, Winland has called a meeting for August 21, 2001.

Dyna Technology, a Utah corporation solely owned by Ralph I. Call and his spouse, Nola D. Call, has acquired more than 10 percent of Winland's stock and filed a proxy statement with the SEC with respect to the special meeting.

In today's letter to Winland shareholders, Board Chairman Robert Dessalet traces the rapid growth and success of the company in recent years and describes how the current board has strengthened the company's financial reporting, corporate governance and management. He also outlines the company's strategy for future growth and diversification. The letter concludes by asking Winland shareholders to show their support for the company's current experienced board of directors by voting against an "unproven collection of Mr. and Mrs. Call's hand-picked nominees."

In a separate letter to the SEC, Winland has also commented on a number of inaccurate statements and distortions in the Dyna Technology proxy statement, asking that Dyna Technology correct these factual errors before distributing the proxy statement to Winland shareholders.

Winland Electronics, Inc. based in Mankato, MN, designs and manufacturers custom electronic control products and systems, as well as proprietary products for the security industrial marketplace.

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